FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 826-5051 info@berkmanassociates.com	Company Contact: Daniel Bernstein President ir@BelFuse.com

BEL Reports First Quarter Results

JERSEY CITY, New Jersey, April 25, 2008 -- Bel Fuse Inc. (NASDAQ:BELFA & NASDAQ:BELFB) today announced financial results for the first quarter of 2008.

First Quarter Results
Net sales for the three months ended March 31, 2008 decreased 1.5% to $60,869,000 compared to net sales of $61,807,000 for the first quarter of 2007, as higher sales in Bel's Modules product group were offset by lower sales in its Magnetics product group.
Net earnings for the first quarter of 2008 were $2,167,000. This compares to net earnings of $4,009,000 for the first quarter of 2007.
Net earnings per diluted Class A common share were $0.17 for this year's first quarter. For the first quarter of 2007, diluted Class A common share earnings were $0.32. Net earnings per diluted Class B common share were $0.19 for this year's first quarter. Diluted Class B common share earnings were $0.34 for last year's first quarter.
"To meet a 40% increase in our Magnetics backlog, approximately 3,500 workers were hired after the Chinese New Year holiday, and we expect an additional 1,500 to be hired to bring our backlog down to normal lead times. Inefficiencies associated with training these new workers reduced both revenue and gross margin in this year's first quarter. As these new workers complete their training and become fully productive, a process that typically takes 10 to 12 weeks, we expect to see improvements in our performance beginning in the current quarter. This year's first quarter results also were affected by higher labor and raw materials costs, and a strong Chinese yuan against the dollar.
"We continue to pursue acquisition opportunities with the potential to increase shareholder value," said Daniel Bernstein, Bel's CEO and President.

Balance Sheet Highlights
At March 31, 2008, Bel reported cash, cash equivalents and marketable securities of approximately $113,736,000, working capital of approximately $173,111,000, a current ratio of 6.4-to-1, total long-term obligations of $16,671,000, and shareholders' equity of $249,421,000. At December 31, 2007, cash, cash equivalents and marketable securities were approximately $107,690,000, working capital was approximately $173,171,000, the current ratio was 6.2-to-1, total long-term obligations were $16,273,000, and shareholders' equity was $244,527,000. During the first quarter, Bel repurchased 12,207 Class A shares at a cost of $392,000.

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BEL Reports First Quarter Results
April 25, 2008
Page Two

Conference Call
Bel has scheduled a conference call at 11:00 a.m. ET today. To participate in the call, dial (212) 231-2900, reservation # 21376243. A simultaneous webcast of the conference call may be accessed from the Investor Info link at www.belfuse.com or directly from www.earnings.com website, using ticker symbol BELFB. A replay will be available after 1:00 p.m. ET, for a period of 20 days, at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21376243 after 1:00 p.m. ET.

About Bel
Bel (www.belfuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission, and consumer electronics. Products include magnetics (discrete components, power transformers and MagJack(R)s), modules (DC-DC converters, integrated analog front end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (passive jacks, plugs and cable assemblies). Bel operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this news release, the matters discussed in this press release (including statements regarding improvements in performance and acquisition possibilities) are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

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BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data) (Unaudited)

	Three Months Ended
	March 31,
	2008	2007

Net Sales	$60,869	$61,807

Costs and expenses:
Cost of Sales	49,638	47,891
Selling, general and administrative	8,933	9,483
	58,571	57,374

Income from operations	2,298	4,433
Other-than temporary impairment of investment	(268)	--
Interest and other expense	(12)	(122)
Interest income	913	833

Earnings before provision for income taxes	2,931	5,144
Income tax provision	764	1,135

Net earnings	$2,167	$4,009

Earnings per Class A common share - basic	$0.17	$0.32
Earnings per Class A common share - diluted	$0.17	$0.32

Weighted average Class A common shares outstanding - basic	2,532,408	2,702,677
Weighted average Class A common shares outstanding - diluted	2,532,408	2,702,677

Earnings per Class B common share - basic	$0.19	$0.34
Earnings per Class B common share - diluted	$0.19	$0.34

Weighted average Class B common shares outstanding - basic	9,306,940	9,172,736
Weighted average Class B common shares outstanding - diluted	9,313,556	9,206,463

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(000s omitted)
	Mar. 31,	Dec. 31,		Mar. 31,	Dec. 31,
ASSETS	2008	2007	LIABILITIES & EQUITY	2008	2007
	(unaudited)	(audited)		(unaudited)	(audited)
Current assets	$205,170	$206,231	Current liabilities	$32,059	$33,060
Property, plant &
equipment, net	41,217	41,113	Noncurrent liabilities	16,671	16,273
Goodwill	28,620	28,447
Intangibles & other assets	23,144	18,069	Stockholders' equity	249,421	244,527
Total Assets	$298,151	$293,860	Total Liabilities & Equity	$298,151	$293,860